Exhibit 4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-270086 and 333-277377 on Form F-10 and 333-271114, 333-210449 and 333-128257 on Form S-8 and to the use of our reports dated February 26, 2025, relating to the consolidated financial statements of Magna International Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 40-F for the year ended December 31, 2024.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 28, 2025